FREIT Announces Fourth Quarter Fiscal 2019 Results

HACKENSACK, NJ, January 21, 2020 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and twelve months ended October 31, 2019. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

In addition, as previously reported, on January 14, 2020, the Company entered into a Purchase and Sale Agreement providing for the sale of seven apartment properties and adopted a voluntary plan of liquidation providing for the sale of the Company's remaining assets and the liquidation and dissolution of the Company. Please see the Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 15, 2020 for more information.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Twelve Months Ended
	October 31,		October 31,
($ in thousands, except per share amounts)	2019	2018	2019	2018

AFFO Per Share - Basic & Diluted	$0.45	$0.42	$1.60	$1.63
Dividends Per Share	$0.20	$0.05	$0.60	$0.15

Total Average Residential Occupancy	95.0%	95.6%	95.2%	94.4%

Total Average Commercial Occupancy (a)	82.0%	81.6%	81.5%	80.6%
Average Commercial Occupancy Excluding Rotunda Retail (b)	81.7%	82.1%	81.4%	81.6%
Average Occupancy at the Rotunda Retail	84.1%	78.2%	82.3%	73.8%

(a)  Occupancy metrics exclude the Patchogue, New York property from all periods presented as the property was sold in February 2019.

(b) Occupancy metrics exclude the 156,000 square feet of Rotunda retail leasable space as the Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

Results for the Quarter

Real estate revenue increased 3.1% to $15.3 million for the fiscal quarter ended October 31, 2019 as compared to $14.8 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in base rent at the Icon (residential property at the Rotunda) and an increase in the average annual occupancy rate for the retail space at the Rotunda property.

Net income attributable to common equity (“net income”) was $0.3 million or $0.05 per share basic and diluted for the fiscal quarter ended October 31, 2019 as compared to $0.4 million or $0.06 per share basic and diluted for the prior year’s comparable period. Included in net income for the current quarter was expenses of the special committee of the Board of Trustees related to advisory and legal fees in the amount of approximately $0.4 million. (Refer to “Table of Revenue & Net Income Components”)

Results for the Twelve Months

Real estate revenue increased 3.9% to $60.3 million for the twelve months ended October 31, 2019 as compared to $58 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the residential units and retail space at the property.

Net income was $1.8 million or $0.26 per share basic and diluted for the twelve months ended October 31, 2019 as compared to $1.5 million or $0.21 per share basic and diluted for the prior year’s comparable period. Included in net income for Fiscal 2019 was the following: Special Committee expenses related to advisory and legal fees incurred in Fiscal 2019 in the amount of approximately $1.4 million; and a gain on the sale of the Patchogue, New York property sold in February 2019 in the amount of approximately $0.8 million. Included in net income for Fiscal 2018 was the following: loan prepayment cost in the amount of approximately $1.2 million (with a consolidated impact to FREIT of $0.8 million) related to the Pierre Towers, LLC loan refinancing; and real estate tax credits and refunds related to the Icon at the Rotunda property in the amount of approximately $1.1 million received in Fiscal 2018 related to Fiscal 2017 (with a consolidated impact to FREIT of approximately $0.7 million). (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended October 31,			For the Twelve Months Ended October 31,
	2019	2018	Change	2019	2018	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,928	$6,744	$184	$27,122	$26,149	$973
Residential properties	8,380	8,103	277	33,155	31,848	1,307
Total real estate revenues	15,308	14,847	461	60,277	57,997	2,280

Operating expenses:
Real estate operations	6,886	6,539	347	26,062	24,883	1,179
General and administrative	922	557	365	4,049	2,305	1,744
Depreciation	2,926	2,942	(16)	11,339	11,515	(176)
Total operating expenses	10,734	10,038	696	41,450	38,703	2,747

Operating income	4,574	4,809	(235)	18,827	19,294	(467)

Financing costs (a)	(4,395)	(4,559)	164	(18,070)	(18,667)	597

Investment income	84	66	18	360	267	93

Unrealized (loss) gain on interest rate cap contract	—	32	(32)	(160)	72	(232)

Gain on sale of property (b)	—	—	—	836	—	836

Net income	263	348	(85)	1,793	966	827

Net loss (income) attributable to noncontrolling interests in subsidiaries	80	85	(5)	(6)	517	(523)
Net income attributable to common equity	$343	$433	$(90)	$1,787	$1,483	$304

Earnings per share - basic and diluted	$0.05	$0.06	$(0.01)	$0.26	$0.21	$0.05

Weighted average shares outstanding:
Basic	6,964	6,903		6,940	6,883
Diluted	6,966	6,903		6,940	6,883

(a) Included in the twelve months ended October 31, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018.

(b) Included in the twelve months ended October 31, 2019 is a gain on sale of the Patchogue, New York property sold on February 8, 2019.

Dividend

After careful consideration of FREIT’s Fiscal 2019 financial results, cash flow and projected cash needs, the Board of Trustees declared a fourth quarter dividend of $0.20 per share, which was paid on December 13, 2019 to shareholders of record on December 1, 2019. Specifically, over the course of the Trust’s history, the fourth quarter dividend takes into consideration the full fiscal year results, and as such, may not be indicative of future quarterly dividends.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended October 31,			For the Twelive Months Ended October 31,
	2019	2018		2019	2018
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$263	$348		$1,793	$966
Depreciation of consolidated properties	2,926	2,942		11,339	11,515
Amortization of deferred leasing costs	211	242		611	739
Distributions to minority interests	—	(196	)(b)	(686)	(626	)(b)
Gain on sale of property	—	—		(836)	—
FFO	$3,400	$3,336		$12,221	$12,594

Per Share - Basic and Diluted	$0.49	$0.48		$1.76	$1.83

(a) As prescribed by NAREIT.

(b) FFO excludes from the quarter and twelve months ended October 31, 2018 the distribution of proceeds to the minority interest in the amount of approximately $1.6 million related to funds previously held in escrow that were released to Damascus Centre, LLC and FFO excludes from the twelve months ended October 31, 2018 the distribution of proceeds to minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership, which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")

FFO	$3,400	$3,336		$12,221	$12,594
Deferred rents (Straight lining)	(97)	(250)		(410)	(605)
Capital Improvements - Apartments	(196)	(163)		(685)	(738)
AFFO	$3,107	$2,923		$11,126	$11,251

Per Share - Basic and Diluted	$0.45	$0.42		$1.60	$1.63

Weighted Average Shares Outstanding:
Basic	6,964	6,903		6,940	6,883
Diluted	6,966	6,903		6,940	6,883

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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